================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                  FORM 8-K/A

                              Amendment No. 1 to

                                CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

                                August 31, 1999

               Date of Report (Date of earliest event reported):

                              CRITICAL PATH, INC.
--------------------------------------------------------------------------------
            (Exact name of Registrant as specified in its charter)

       California                        000-25331                          91-1788300
---------------------------------------------------------------------------------------------------
(State or other jurisdiction of   (Commission File Number)     (I.R.S. Employer Identification No.)
incorporation or organization)

                               320 First Street
                        San Francisco, California 94105
                   (Address of principal executive offices)

      Registrant's telephone number, including area code:  (415) 808-8800


                                      N/A
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report)

================================================================================

     This Current Report on Form 8-K/A amends Item 7 of the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 31, 1999.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.
          ---------------------------------

     (a)  Amplitude Software Corporation, Inc. Financial Statements

          Report of Independent Auditors
          Balance Sheets as of December 31, 1997, December 31, 1998 and June 30,
            1999
          Statements of Operations for the Years Ended December 31, 1997 and
            December 31, 1998 and the Six Month Periods Ended June 30, 1998 and June 30, 1999
          Statements of Shareholders' Deficit for the Years Ended December 31,
            1997 and December 31, 1998 and for the Six Month Period Ended
            June 30, 1999
          Statements of Cash Flows for the Years Ended December 31, 1997 and
            December 31, 1998 and the Six Month Periods Ended June 30, 1998 and June 30, 1999
          Notes to Financial Statements

     (b)  Pro Forma Condensed Consolidated Financial Information

          Overview
          Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1999
          Pro Forma Condensed Consolidated Statements of Operations for the Year
            Ended December 31, 1998 and for the Six Month Period ended June 30, 1999
          Notes to Pro Forma Condensed Consolidated Financial Information

     (c)  Exhibits

          23.1 Consent of Independent Auditors

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: November 12, 1999    CRITICAL PATH, INC.
                            /s/ David Thatcher
                            ________________________________________
                            David Thatcher
                            Executive Vice President and Chief Financial Officer

[LOGO KPMG]

                           AMPLITUDE SOFTWARE CORP.

                             Financial Statements

              December 31, 1998, 1997 and June 30, 1999 and 1998

                  (With Independent Auditors' Report Thereon)

[LOGO OF KPMG]


                         Independent Auditors' Report


The Board of Directors and Shareholders
Amplitude Software Corporation, Inc.:

We have audited the accompanying balance sheets of Amplitude Software Corporation, Inc. (the Company) as of December 31, 1998 and 1997, and the related statements of operations, shareholders' deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amplitude Software Corporation, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

     /s/ KPMG LLP

March 5, 1999, except for Note 9
 which is as of August 31, 1999

                     AMPLITUDE SOFTWARE CORPORATION, INC.

                                Balance Sheets

                                                                                   December 31,                     June 30,
                                                                        ----------------------------------        -----------
                                 Assets                                     1997                 1998                1999
                                                                        ------------        --------------        -----------
                                                                                                                   (Unaudited)
Current assets:
     Cash and cash equivalents                                           $ 4,248,991               584,123          5,581,905
     Accounts receivable, net of allowance for doubtful accounts receivable of $54,324 and $13,580 in 1998 and 1997,
        respectively                                                         567,892             1,045,456          3,162,370
     Prepaid expenses and other current assets                                28,417                26,674            130,772
                                                                         -----------           -----------        -----------
                 Total current assets                                      4,845,300             1,656,253          8,875,047

Property and equipment, net                                                  394,694               744,348          1,300,512
Other assets                                                                  49,042                63,463             93,576
                                                                         -----------           -----------        -----------
                 Total assets                                            $ 5,289,036             2,464,064         10,269,135
                                                                         ===========           ===========        ===========

                 Liabilities and Shareholders' Deficit

Current liabilities:
     Revolving and equipment facilities, short term                      $   141,112               991,665            553,853
     Accounts payable                                                        264,279               457,241            497,696
     Accrued and other current liabilities                                   129,713               647,225          1,275,512
     Deferred revenue                                                        127,143               456,453            692,070
                                                                         -----------           -----------        -----------
                 Total current liabilities                                   662,247             2,552,584          3,019,131

Equipment facility, long term                                                197,568                  -               387,296
Deferred revenue                                                               8,905               156,324            208,973
                                                                         -----------           -----------        -----------
                 Total liabilities                                           868,720             2,708,908          3,615,400
                                                                         -----------           -----------        -----------

Series B, B-1 and C Redeemable convertible preferred stock,
     no par value; 12,050,722 shares authorized; 11,919,988 and
     11,956,830 issued and outstanding in 1997 and 1998
     respectively; liquidation preference of $8,457,608 and
     $8,492,608 in 1997 and 1998 respectively; aggregate redemption amount of $8,293,968 and $8,328,968 in 1997 and 1998,
     respectively.                                                         8,293,968             8,328,968         18,622,220
                                                                         -----------           -----------        -----------

Shareholders' deficit:
     Convertible preferred stock, no par value; 2,500,000 shares authorized, issued and outstanding; liquidation preference
        of $150,000 in 1997 and in 1998                                       25,824                25,824             25,824
     Common stock, no par value; 50,000,000 shares authorized;
        4,336,250 and 4,409,351 shares issued and outstanding
        in 1997 and 1998, respectively                                        33,168                41,174            146,878
     Cumulative translation adjustment                                                                                  5,572
     Note receivable for common stock                                        (24,000)              (24,000)           (24,000)
     Accumulated deficit                                                  (3,908,644)           (8,616,810)       (12,122,759)
                                                                         -----------           -----------        -----------
                 Total shareholders' deficit                              (3,873,652)           (8,573,812)       (11,968,485)
                                                                         -----------           -----------        -----------
                 Total liabilities and shareholders' deficit             $ 5,289,036             2,464,064         10,269,135
                                                                         ===========           ===========        ===========

See accompanying notes to financial statements.

                     AMPLITUDE SOFTWARE CORPORATION, INC.

                           Statements of Operations

                                               Year Ended                   Six Months Ended
                                      -----------------------------     -------------------------
                                      December 31      December 31,       June 30,      June 30,
                                          1997             1998            1998          1999
                                      -----------     -------------     -----------   -----------
                                                                        (Unaudited)   (Unaudited)
Revenues:
   Software                           $   962,162         2,499,388       1,038,715     3,055,086
   Support and maintenance                 86,473           361,090         118,712       364,006
   Contract services and other            423,458           612,405         288,261       404,662
                                      -----------         ---------       ---------     ---------
      Total revenue                     1,472,093         3,472,883       1,445,688     3,823,754

Cost of revenues                          478,877         1,425,883         547,196     1,178,895
                                      -----------         ---------       ---------     ---------
      Gross profit                        993,216         2,047,000         898,492     2,644,859
                                      -----------         ---------       ---------     ---------
Operating expenses:
    Research and development            1,012,579         1,634,935         657,902     1,134,316
    Sales and marketing                 2,109,189         3,410,031       1,557,214     3,048,488
    General and administrative          1,042,082         1,777,484         707,945     1,996,455
                                      -----------      ------------      ----------    ----------
                                        4,163,850         6,822,450       2,923,061     6,179,259
                                      -----------      ------------      ----------    ----------
            Operating loss             (3,170,634)       (4,775,450)     (2,024,569)   (3,534,400)

Other income, net                          40,770            67,284          58,908        28,451
                                      -----------      ------------      ----------    ----------
            Net loss                   (3,129,864)     $ (4,708,166)     (1,965,661)    3,505,949
                                      ===========      ============      ==========    ==========

See accompanying notes to financial statements.

                     AMPLITUDE SOFTWARE CORPORATION, INC.

                      Statements of Shareholders' Deficit

                                                 Convertible preferred stock
                                                          Series A                  Common Stock         Cumulative      Note
                                                 ---------------------------  ------------------------  Translation  receivable for
                                                   Shares           Amount       Shares       Amount     Adjustment   common stock
                                                 ----------      -----------  ----------   -----------  -----------  --------------
Balances as of December 31, 1996                  2,500,000           25,824   4,055,000        24,330                      (24,000)
Exercise of stock options                                --               --     281,250         8,838                           --
Net loss                                                 --               --          --            --                           --
                                                 ----------      -----------  ----------   -----------  -----------  --------------
Balances as of December 31, 1997                  2,500,000           25,824   4,336,250        33,168                      (24,000)
Exercise of stock options                                --               --      73,101         8,006                           --
Net loss                                                 --               --          --            --                           --
                                                 ----------      -----------  ----------   -----------  -----------  --------------
Balances as of December 31, 1998                  2,500,000      $    25,824   4,409,351   $    41,174                      (24,000)

Currency translation adjustment                          --               --          --            --        5,572              --
Exercise of stock options                                --               --     393,043       105,704           --              --
Net Loss                                                 --               --          --            --           --              --
                                                 ----------      -----------  ----------   -----------  -----------  --------------
Balances as of June 30, 1999                      2,500,000      $    25,824   4,802,394   $   146,878        5,572         (24,000)
                                                 ==========      ===========  ==========   ===========  ===========  ==============

                                                                             Total
                                                          Accumulated     shareholders'
                                                            deficit          deficit
                                                         -----------      -------------
Balances as of December 31, 1996                            (778,780)          (752,626)
Exercise of stock options                                         --              8,838
Net loss                                                  (3,129,864)        (3,129,864)
                                                         -----------      -------------
Balances as of December 31, 1997                          (3,908,644)        (3,873,652)
Exercise of stock options                                         --              8,006
Net loss                                                  (4,708,166)        (4,708,166)
                                                         -----------      -------------
Balances as of December 31, 1998                          (8,616,810)        (8,573,812)

Currency translation adjustment                                   --              5,572
Exercise of stock options                                         --            105,704
Net Loss                                                  (3,505,949)        (3,505,949)
                                                         -----------      -------------
Balances as of June 30, 1999                             (12,122,759)       (11,968,485)
                                                         ===========      =============

See accompanying notes to financial statements.

                  AMPLITUDE SOFTWARE CORPORATION, INC.

                        Statements of Cash Flows


Currency translation gain                                                      Year Ended                 Six Months Ended
                                                                     -----------------------------     -------------------------
                                                                     December 31,     December 31,       June 30      June 30
                                                                         1997             1998             1998        1999
                                                                     ------------   --------------     -----------  -----------
                                                                                                       (Unaudited)   (Unaudited)
Cash flows from operating activities:
     Net loss                                                        $(3,129,864)       (4,708,166)    (1,965,661)    (3,505,949)
     Adjustments to reconcile net loss to net cash used
        in operating activities:
           Depreciation and amortization                                  88,811           204,617         75,202        193,719
           Currency translation gain                                                                                       5,606
Changes in operating assets and liabilities:
     Accounts receivable                                                (550,613)         (477,564)      (114,049)    (2,117,086)
     Prepaid expenses and other current assets                           (27,325)           (7,767)        (9,151)      (104,470)
     Accounts payable                                                    140,773           192,962        (12,958)        40,864
     Accrued and other current liabilities                               108,302           517,512         65,728        628,603
     Deferred revenue                                                     64,847           476,729        780,308        288,267
                                                                     -----------    --------------     ----------    -----------
                 Net cash used in operating activities                (3,305,069)       (3,801,677)    (1,180,581)    (4,570,446)
                                                                     -----------    --------------     ----------    -----------
Cash flows from investing activities:
     Purchases of property and equipment                                (409,689)         (547,637)      (199,934)      (750,098)
     Other assets                                                        (13,427)          (11,545)        (2,586)       (30,113)
                                                                     -----------    --------------     ----------    -----------
                 Net cash used in investing activities                  (423,116)         (559,182)      (202,520)      (780,211)
                                                                     -----------    --------------     ----------    -----------
Cash flows from financing activities:
     Proceeds from debt borrowings                                       338,680           652,985          4,040             --
     Repayment of debt borrowings                                                                                        (50,516)
     Proceeds from issuance of common stock                                8,838             8,006                       105,704
     Net proceeds from issuance of convertible preferred stock         5,813,973                --                            --
     Net proceeds from issuance of redeemable preferred stock                 --            35,000                    10,293,251
                                                                     -----------    --------------     ----------    -----------
                 Net cash provided by financing activities             6,161,491           695,991          4,040     10,348,439
                                                                     -----------    --------------     ----------   -----------
Net (decrease) increase in cash and cash equivalents                   2,433,306        (3,664,868)    (1,379,061)     4,997,782

Cash and cash equivalents, beginning of period                         1,815,685         4,248,991      4,248,991        584,123
                                                                     -----------    --------------     ----------   ------------
Cash and cash equivalents, end of period                             $ 4,248,991           584,123      2,869,930      5,581,905
                                                                     ===========    ==============     ==========   ============
Supplemental disclosures of cash flow information:
     Cash paid during the period for income taxes                    $     2,056             2,600          2,177          2,901
                                                                     ===========    ==============     ==========   ============
     Cash paid during the period for interest                        $     7,215            40,161         17,707         52,628
                                                                     ===========    ==============     ==========   ============
Noncash investing activities:
     Acquisition of Clear Blue Network Systems, Inc. for
       $150,000 and 300,000 shares of Series B Prefered Stock        $   150,000                --             --             --
                                                                     ===========    ==============     ==========   ============

See accompanying notes to financial statements.

                     AMPLITUDE SOFTWARE CORPORATION, INC.
                         Notes to Financial Statements
                          December 31, 1998 and 1997

(1)  The Company and Summary of Significant Accounting Policies

  (a)  The Company

       Amplitude Software Corporation, Inc. (the Company) was incorporated in California in May 1996 to develop web-based application software that is designed to enhance organizational efficiency.

  (b)  Interim financial information (Unaudited)

       The interim financial statements as of June 30, 1998, and for the six month periods ended June 30, 1998 and 1999, are unaudited. The Unaudited interim financial statements have been prepared on the same basis as the annual financial statement and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the results of the company's operations and its cash flows for the six months ended June 30, 1998 and 1999. The financial date and other information disclosed in these notes to financial statements related to these periods are unaudited. The results of the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the year ending December 31, 1999.

  (c)  Financial Instruments and Concentration of Credit Risk

       Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash equivalents and short-term investments, which mainly include U.S. Treasury Bills and deposits with a U.S. commercial bank. At December 31, 1998 and 1997, the fair values of these instruments approximated their financial statement carrying amount.

       The Company markets its software products directly to end users, and generally does not require collateral. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts when it is considered prudent to do so.

       During 1998, 17% of its revenue were derived from a single customer.

  (d)  Cash Equivalents

       The Company considers all highly liquid instruments with maturity dates of 90 days or less to be cash equivalents. Cash equivalents as of December 31, 1998 consisted primarily of money market funds.

  (e)  Revenue Recognition

       Revenues for software licenses for which collection of the resulting receivable is deemed probable are recognized upon delivery of the product provided there is persuasive evidence of an arrangement the fee is fixed and determinable and the agreement does not require significant customization of the software. Revenues for contract services are recognized on a percentage-of-completion basis. Revenues from software maintenance are recognized ratably over the maintenance term.

       In October 1997, the Accounting Standards Executive Committee (AcSec) of the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2, Software Revenue Recognition. The Company adopted SOP 97-2 for software transactions entered into beginning January 1, 1998. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements (i.e., software products, upgrades/enhancements, postcontract customer support, etc.) to be allocated to each element based on relative fair values of the elements and revenue of each element to be recognized individually using the most appropriate method. Adoption of SOP 97-2 did not have a material impact on the Company's results of operations.

       In December 1998, AcSEC issued SOP 98-9, Software Revenue Recognition, with Respect to Certain Arrangements, which requires recognition of revenue using the "residual method" in a multiple element arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method," the total fair value of the undelivered elements is deferred and subsequently recognized in accordance with SOP 97-2. The Company does not expect a material change to its accounting for revenues as a result of the provisions of SOP 98-9.

                     AMPLITUDE SOFTWARE CORPORATION, INC.

                         Notes to Financial Statements

                          December 31, 1998 and 1997


  (f)  Property and Equipment

       Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are amortized over the lesser of the related lease term or the life of the improvement.

       The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of carrying values or fair values, less costs of disposal.

  (g)  Other Assets

       Other assets are comprised primarily of deposits and organizational costs. Organizational costs are stated at cost less accumulated amortization. Amortization is calculated under the straight-line method over the estimated useful life of five years.

  (h)  Income Taxes

       The Company accounts for income taxes using an asset and liability approach, under which tax assets and liabilities are determined based on differences between financial reporting amounts and the tax bases of assets and liabilities, and are measured applying enacted statutory tax rates applicable to periods in which such assets and liabilities are expected to be realized. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

  (i)  Use of Estimates

       The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (j)  Stock Option Plans

       The Company uses the intrinsic value method to account for its employee stock-based compensation plans.

  (k)  Development Costs

       Development costs associated with new products and enhancements to existing software products are expensed as incurred until technological feasibility is established upon completion of a working model. To date, the Company's software development has been completed concurrent with the establishment of technological feasibility, and, accordingly, no amounts have been capitalized.

                     AMPLITUDE SOFTWARE CORPORATION, INC.

                         Notes to Financial Statements

                          December 31, 1998 and 1997


  (l)  Advertising Costs

       Advertising costs are expensed as incurred and are included in sales and marketing expense. The Company had advertising expense of approximately $15,144 and $0 for the years ended December 31, 1998 and 1997, respectively.

  (m)  Comprehensive Income

       On January 1, 1998, the Company adopted the provisions of the SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards of comprehensive income (loss) and its components in a full set of financial statements. The Company's comprehensive loss consists of net loss. SFAS No. 130 requires only additional disclosures in the financial statements; it does not affect the Company's financial position or results of operations.

  (n)  Segment Information

       On January 1, 1998, the Company adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information.
       SFAS No. 131 establishes annual and interim reporting standards for operating segments of a company. SFAS No. 131 requires disclosures of selected segment-related financial information and descriptive information about products, major customers and geographic areas. The Company has one operating segment because it is not organized by multiple segments for purposes of making operating decisions or assessing performance. The chief operating decision maker is the Chief Executive Officer (CEO). The CEO evaluates performance, makes operating decisions and allocates resources based on financial data consistent with the presentation in the accompanying financial statements. All of the Company's revenues have been earned from customers in the United States and all of the Company's long-lived assets are located in the United States.

  (o)  Recently Issued Accounting Pronouncements

       In March 1998, the AcSec issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. SOP 98-1 is effective for financial statements issued for fiscal years beginning after December 15, 1998. The Company does not expect the adoption of SOP 98-1 will have a material impact on its results of operations.

       In April, 1998, the AcSec issued SOP 98-5, Reporting on the Cost of Start-Up Activities. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 should be reported as the cumulative effect of a change in accounting principle. SOP 98-5 is effective for financial statements issued for fiscal years beginning after December 15, 1998. Upon the adoption of SOP 98-5, the Company will record a $15,611 charge to the statement of operations for the unamortized balance of the capitalized organization costs as of December 31, 1998.

                     AMPLITUDE SOFTWARE CORPORATION, INC.

                         Notes to Financial Statements

                          December 31, 1998 and 1997


       In June, 1998, the FASB issued SFAS No. 133, Accounting for Derivative and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments (including derivative instruments embedded in other contracts) and for hedging activities. SFAS No. 133, as amended by SFAS No. 137, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. To date, the Company has not entered into any derivative financial instruments or hedging activities.

(2)  Property and Equipment

     Property and equipment as of December 31, 1998 and 1997, consisted of the following:

                                                       1998             1997
                                                    ----------       ----------
Computer equipment                                  $  598,905          295,232
Software                                               170,743           22,469
Furniture and fixtures                                 244,426          148,736
Leasehold improvements                                  41,196           41,196
                                                    ----------       ----------

                                                     1,055,270          507,633
Less accumulated depreciation and amortization        (310,922)        (112,939)
                                                    ----------       ----------
                                                    $  744,348          394,694
                                                    ==========       ==========

(3)  Shareholders' Equity

  (a)  Common Stock

       In 1996 the Company issued 4,000,000 shares of common stock to the founders for $24,000 for which the founders signed full recourse promissory notes for the full value of the shares. The notes are payable on May 15, 2000. The shares are subject to a four-year vesting period under which 25% of the shares vested immediately and an additional 1/48 of the shares vest each month thereafter. The Company's right to repurchase unvested shares is exercisable only within 90 days following termination of the founders employment. As of December 31, 1998 and 1997, 416,667 and 1,416,667 shares, respectively, are subject to repurchase by the Company at the original issue price of the shares.

  (b)  Convertible Preferred Stock

       The Company has authorized 14,550,722 shares of preferred stock and has designated 2,500,000, 5,327,693, 1,573,029 and 5,150,000 shares as Series
       A, B, B-1 and C convertible preferred stock, respectively, of which 2,500,000, 5,327,693, 1,573,029 and 5,056,108 shares, respectively, were issued and outstanding as of December 31, 1998.

                     AMPLITUDE SOFTWARE CORPORATION, INC.

                         Notes to Financial Statements

                          December 31, 1998 and 1997


       The rights, preferences, privileges, and restrictions of the preferred stock are as follows:

       . The Series A convertible preferred stock is not redeemable. The Series B, B-1 and C redeemable convertible preferred stock may be redeemed in three equal annual installments at any time after the fifth anniversary of the original issue date by any holder, at a price equal to the original issuance price, subject to certain adjustments for antidilution.

       . The holders of the preferred stock are entitled to receive noncumulative annual dividends of the greater of $0.0048, $0.045, $0.059 and $0.0855 per share per annum for Series A, B, B-1 and C, respectively, or the dividend amount granted to common stock shareholders, when and if declared by the Company's Board of Directors, subject to certain adjustments for antidilution. Dividends are paid in preference and priority to any payments of dividends to common stock shareholders.

       . The liquidation preference for the Series A, B, B-1 and C preferred stock is $0.06, $0.50, $0.6519 and $0.95 per share, respectively, plus all declared and unpaid dividends, subject to certain adjustments for antidilution. If the assets are insufficient to make payment in full to all preferred stock shareholders, assets will be distributed ratably among the preferred stock shareholders in proportion to the full amounts to which they would otherwise be respectively entitled.

       . Each share of preferred stock is convertible into common stock at the option of the holder, at any time, on a one-for-one basis, subject to certain adjustments for antidilution. Each share of preferred stock will automatically convert into one share of common stock, subject to certain adjustments for antidilution, upon the earlier of (1) the vote of the majority of the preferred stock shareholders; or (2) the closing of an underwritten public offering with a per share price in excess of $5.00, subject to certain adjustments for antidilution, and with gross proceeds in excess of $10,000,000.

       . The holders of preferred stock have voting rights on an "as if converted" basis.

                     AMPLITUDE SOFTWARE CORPORATION, INC.

                         Notes to Financial Statements

                          December 31, 1998 and 1997

Redeemable convertible preferred stock activity for the two years ended December 31, 1998 is presented below:

                                                            Redeemable preferred stock
                                      ---------------------------------------------------------------------
                                            Series B               Series B-1               Series C
                                      ---------------------   ---------------------   ---------------------     Total       Total
                                       Shares      Amount      Shares      Amount      Shares      Amount       Shares      Amount
                                      ---------  ----------   ---------  ----------   ---------  ----------   ----------  ----------
Balances as of December 31, 1996      5,027,693  $2,479,995         --   $      --          --   $     --      5,027,693  $2,479,995

Issuance of Series B redeemable
preferred stock                         300,000      20,005         --          --          --         --        300,000      20,005

Issuance of Series B-1 redeemable
preferred stock                             --          --    1,573,029   1,025,666         --         --      1,573,029   1,025,666

Issuance of Series C redeemable
preferred stock                             --          --          --          --    5,019,266   4,768,302    5,019,266   4,768,302
                                      ---------  ----------   ---------  ----------   ---------  ----------   ----------  ----------
Balances as of December 31, 1997      5,327,693   2,500,000   1,573,029   1,025,666   5,019,266   4,768,302   11,919,988   8,293,968

Issuance of Series C redeemable
preferred stock                             --          --          --          --       36,842      35,000       36,842      35,000
                                      ---------  ----------   ---------  ----------   ---------  ----------   ----------  ----------
Balances as of December 31, 1998      5,327,693  $2,500,000   1,573,029  $1,025,666   5,056,108  $4,803,302   11,956,830  $8,328,968
                                      =========  ==========   =========  ==========   =========  ==========   ==========  ==========

                     AMPLITUDE SOFTWARE CORPORATION, INC.

                         Notes to Financial Statements

                          December 31, 1998 and 1997


  (c)  Stock Option Plan

       The Company has reserved 3,500,000 shares of common stock under its 1996 stock option plan (the Plan), which provides for the granting of stock options and stock purchase rights to employees, directors, or consultants. Under the Plan, the exercise price is not less than 100% and 85% of the fair market value (as determined by the Board of Directors) for incentive stock options and nonstatutory stock options, respectively.

       All options have a term of no greater than 10 years from the date of grant. Under the Plan, options shall vest over no longer than 5 years. Generally, initial option grants vest 25% at the end of the first year and at a rate of 1/48 per month thereafter. Subsequent option grants generally vest at a rate of 1/48 per month. The Plan also provides for early exercise of options prior to the full vesting of the option. Any unvested shares purchased are subject to repurchase rights by the Company upon occurrence of certain events or conditions, such as employment termination, at the original purchase price.

       Stock option activity for the two years ended December 31, 1998 is presented below:

                                                                                              Weighted-
                                                      Shares available      Outstanding       average
                                                         for grant            options      exercise price
                                                      ----------------      -----------    --------------
Balances as of December 31, 1996                             2,062,000        1,395,000    $        0.040

 Options granted                                            (1,380,000)       1,380,000             0.064
 Options exercised                                                  --         (281,250)            0.031
 Options canceled                                              553,750         (553,750)            0.046
                                                      ----------------      -----------

Balances as of December 31, 1997                             1,235,750        1,940,000             0.057

 Options granted                                            (1,319,670)       1,319,670             0.316
 Options exercised                                                  --          (73,101)            0.110
 Options canceled                                              517,099         (517,099)            0.087
                                                      ----------------      -----------

Balances as of December 31, 1998                               433,179        2,669,470     $       0.179
                                                      ================      ===========     =============

Options exercisable at end of year                                1998          745,878     $       0.095
                                                                            ===========     =============
                                                                  1997          236,041     $       0.037
                                                                            ===========     =============

Weighted-average fair value of options
 granted during the year
                                                                  1998      $     0.070
                                                                  1997            0.012

                     AMPLITUDE SOFTWARE CORPORATION, INC.

                         Notes to Financial Statements

                          December 31, 1998 and 1997


       The following table summarizes information about stock options outstanding as of December 31, 1998:


                                               Weighted-
                                                average
                              Number           remaining          Number
   Exercise prices          outstanding     contractual life      vested
----------------------      -----------     ----------------     --------
      $ 0.006                   130,000                 7.56      105,625
        0.050                   686,000                 8.05      369,414
        0.070                   562,500                 8.78      168,995
        0.100                   681,500                 9.27       32,290
        0.250                   126,000                 9.55        7,606
        0.500                   249,970                 9.74       55,698
        0.750                   233,500                 9.92        6,250
                            -----------     ----------------     --------
                              2,669,470                 8.89      745,878
                            ===========     ================     ========

       The Company applies the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, in accounting for its stock-based compensation plans. Had compensation cost for the Company's stock-based compensation plan been determined consistent with the fair value approach set forth in Statement of Financial Accounting Standards No. 123, the Company's net loss for the years ended December 31, 1998 and 1997 would have been $11,767 and $6,410 higher, respectively.

       The fair value of options granted during the years ended December 31, 1998 and 1997, is estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield, risk-free interest rates of 5.20% and 5.58%, respectively, and an expected life of 5 years.

       The Company accrued $43,688 in stock based compensation expense for services rendered by non-employees during the year ended December 31, 1998.

  (d)  Employee Benefit Plan

       On November 1, 1998, the Company adopted a 401(k) Profit Sharing Plan (the 401(k) Plan) that is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan covers substantially all of the Company employees. Participants may elect to contribute a percentage of their compensation to this plan, up to the statutory maximum amount. The Company may make discretionary contributions to the 401(k) Plan. No discretionary contributions were made during 1998.

                     AMPLITUDE SOFTWARE CORPORATION, INC.

                         Notes to Financial Statements

                          December 31, 1998 and 1997


(4)  Commitments

     The Company leases its facilities under several noncancelable operating leases. Future minimum lease payments under the Company's operating leases as of December 31, 1998, are as follows:

Years ending December 31:
   1999                                $     520,556
   2000                                      356,716
   2001                                      374,262
   2002                                      157,421
                                       -------------

       Future minimum lease payments   $   1,408,955
                                       =============

     Rent expense was $345,260 and $156,721 for the years ended December 31, 1998 and 1997, respectively.

(5)  Income Taxes

     Income tax benefit for the years ended December 31, 1998 and 1997 was $0. A reconciliation between the expected benefit computed by applying the U.S. Federal statutory tax rate of 34% to pretax loss and the actual provision for income taxes is as follows:

                                                       1998            1997
                                                   -----------     -----------
Expected benefit                                   $(1,601,000)     (1,063,000)
Current year operating losses, research
 and development credits and temporary
 differences for which no tax benefit
 is recognized.                                      1,601,000       1,063,000
                                                   -----------     -----------
                                                   $        --              --
                                                   ===========     ===========

                     AMPLITUDE SOFTWARE CORPORATION, INC.

                         Notes to Financial Statements

                          December 31, 1998 and 1997


   The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are as follows:

                                                   1998             1997
                                                ----------      -----------
Deferred tax assets:
   Intangibles                                 $    29,826           30,857
   Fixed assets                                         --            3,569
   Other accruals and reserves                          --           19,522
   Net operating loss carryforwards              3,381,721        1,487,076
   Tax credit carryforwards                         33,295          139,338
                                               -----------      -----------
        Total gross deferred tax assets          3,444,842        1,680,362

Deferred tax liabilities:
   State taxes                                     225,995           83,953
   Fixed assets                                      5,709               --
   Other accruals and reserves                      25,607               --
                                               -----------      -----------
        Total gross deferred tax liabilities       257,311           83,953
                                               -----------      -----------

        Net deferred tax assets                  3,187,531        1,596,409
        Less valuation allowance                (3,187,531)      (1,596,409)
                                               -----------      -----------

        Net deferred tax assets after
         valuation allowance                   $        --               --
                                               ===========      ===========

   The net changes in the valuation allowance for the years ended December 31, 1998 and 1997 were increases of $1,591,122 and $1,291,381, respectively. Management believes sufficient uncertainty exists regarding their ability to realize the deferred tax assets and, accordingly, a valuation allowance has been established against the net deferred tax assets.

   As of December 31, 1998, the Company had approximately $7,559,000 and $6,315,000 of net operating loss carryforwards for federal and state income tax purposes, respectively. In addition, the Company had approximately $355,000 and $195,000 of research and development tax credit carryforwards for federal and state income tax purposes, respectively. The federal net operating loss carryforwards expire between the years 2011 and 2018, and the state net operating loss carryforwards expire in 2004. The federal research and development credit carryforwards expire between the years 2011 and 2018, and the state research and development credit can be carried forward indefinitely. The difference between the federal and state net operating loss carryforwards is due primarily to a state apportionment factor with less than 100%.

   Federal and California tax laws impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an "ownership change" for tax purposes, as defined in Section 382 of the Internal Revenue Code. The Company has not yet determined if an ownership change has occurred. If such an ownership change has occurred, utilization of the net operating loss carryforwards will be subject to an annual limitation in future years.

(6)  Clear Blue Merger

   In January 1997, the Company agreed to merge with Clear-Blue Network Systems, Inc. (Clear Blue). Clear Blue developed and licensed application software for the calendaring and scheduling markets. The total purchase price was $150,000, consisting of 300,000 shares of Series B preferred stock, in exchange for all of the outstanding shares of Clear Blue. The transaction has been accounted for using the purchase method of accounting and, accordingly, the net assets and results of operations of Clear Blue have been included in the Company's financial statements since the acquisition date. The purchase price has been allocated to the tangible and intangible assets acquired on the basis of their respective fair values on the date of acquisition. Of the total purchase price, approximately $22,000 was allocated to intangible assets. The intangible asset is being amortized over its estimated useful life of five years. The results of operations of Clear Blue for the year ended December 31, 1997 are included in the results of operations of the Company.

(7)  Indebtedness

   On June 1, 1998, the Company obtained a $385,464 revolving facility and a $750,000 equipment facility, both collateralized by all of the Company's assets. The equipment facility bears interest at the bank's prime rate plus .25%. The interest rate as of December 31, 1998 was 8%. The unpaid balance of this equipment facility is to be paid in 36 equal monthly installments commencing in January 1, 1999.

   Under the terms of the revolving facility, the bank will make advances to the Company in an aggregate amount not to exceed 75% of eligible trade accounts receivable. The revolving facility bears interest at the bank's prime rate plus .25% and is payable on a monthly basis. The interest rate as of December 31, 1998 was 8%.

   As of December 31, 1998, the Company's remaining liability associated with the facilities was $991,665. The Company is not in compliance with certain financial covenants at December 31, 1998, however, the Company has obtained a waiver from the bank for such compliance defaults as of December 31, 1998. The waiver covered the noncompliance for the periods ending November 30, 1998, December 31, 1998 and January 31, 1999. It cannot be ascertained that the Company will be in compliance with its financial covenants for a period of 12 months subsequent to December 31, 1998, thus the debt is classified as current as of December 31, 1998.

   Future minimum payments under the revolving and equipment facility as of December 31, 1998 are as follows:

      Years ending December 31:
             1999                             $   604,370
             2000                                 202,067
             2001                                 185,228
                                              -----------
                                              $   991,665
                                              ===========

(8)  Accrued Liabilities

     Accrued liability categories representing amounts greater than five percent of total current liabilities as of December 31, 1998 and 1997 are as follows:

                                               1998               1997
                                           ------------      --------------
       Compensation and related costs      $    407,075              65,093
       Recruiting                                78,000                  --
       Consulting                                58,688                  --
       Marketing                                 55,528              50,000
       Other                                     47,934              14,620
                                           ------------      --------------
                                           $    647,225             129,713
                                           ============      ==============

(9)  Subsequent Events

   On January 26, 1999, the Company obtained $1,000,000 in exchange for promissory notes which bear simple interest at 7.75% per annum. The notes, and interest accrued thereon, shall be automatically converted to convertible preferred stock upon the Company's next preferred stock equity financing. The notes may be prepaid at any time, and mature June 20, 1999.

   On February 22, 1999, the Company designated 7,000,000 shares of Series D convertible preferred stock, of which 6,535,948 shares were subsequently sold to investors for $10,000,000 in exchange for cash and the release of the convertible promissory notes dated January 26, 1999. In connection with the transaction, the redemption dates of the Series B, B-1 and C redeemable convertible preferred stock was changed to 2004. As a result of the transaction, the Company's authorized capital stock will consist of 43,000,000 shares of common stock and 21,550,772 shares of preferred stock. In conjunction with the transaction, the Company increased its reserve for stock options to 4,500,000 under its 1996 stock option plan.

   On August 31, 1999, Critical Path, Inc. acquired all outstanding preferred and common shares of the Company in exchange for $45,000,000 in cash and common stock valued at $141,300,000.

                              CRITICAL PATH, INC.

            PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                   Overview

On August 31, 1999, Critical Path, ("Company") completed the acquisition of Amplitude Software Corp. ("Amplitude") a leading provider of business-to-business Internet calendaring and resource scheduling solutions. The acquisition was accounted for using the purchase method of accounting and accordingly, the purchase price was allocated to the tangible and intangible net assets acquired on the basis of their respective fair values on the acquisition date. The fair value of intangible assets was determined based upon a valuation using a combination of methods, including a cost approach for the acquired existing technology, an income approach for the customer base and a replacement cost approach for the assembled workforce.

The total purchase price of approximately $214.4 million consisted of $45.0 million of cash, approximately $141.3 million of the Company's Common Stock (4,107,250 shares), assumed stock options with a fair value of $22.0 million, and other acquisition related expenses of approximately $6.1 million, consisting primarily of payments for finders fees and other professional fees. Of the total purchase price, approximately $4.4 million was allocated to net tangible assets, and the remainder was allocated to intangible assets, including existing technology ($4.1 million), customer base ($600,000), assembled workforce ($3.8 million) and goodwill ($201.5 million). The acquired intangible assets will be amortized over their estimated useful lives of 2 to 4 years.

The accompanying unaudited pro forma condensed consolidated balance sheet gives effect to this consummated acquisition as if it had occurred on June 30, 1999, by consolidating the balance sheets of Amplitude and the Company at June
30, 1999, respectively.

The accompanying unaudited pro forma condensed consolidated statements of operations give effect to this consummated acquisition as if it had occurred on January 1, 1998, by consolidating the results of operations of:

     . Amplitude for the year ended December 31, 1998 and the six months ended June 30, 1999 with the results of operations of the Company for the year ended December 31, 1998 and the six months ended June 30, 1999, respectively.

The unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect as of the beginning of the periods presented and should not be construed as being representative of future operating results.

                              CRITICAL PATH, INC.
                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  (Unaudited)
                                (in thousands)

                                                                                       June 30, 1999
                                                       -----------------------------------------------------------------------------
                                                        Critical
                                                          Path      Amplitude                 Adjustments
                                                       Historical   Historical       (a)         (b)           (c)        Pro Forma
                                                       -----------------------------------------------------------------------------
Assets:
     Cash and cash equivalents                          $ 244,340     $  5,582      $      -  $  (2,245)      $ (51,100)  $ 196,577
     Restricted cash                                          325                          -          -               -         325
     Accounts receivable, net                               1,815        3,162             -       (328)              -       4,649
     Other current assets                                   6,986          131             -         63                       7,180
                                                       -----------------------------------------------------------------------------
                  Total current assets                    253,466        8,875             -     (2,510)        (51,100)    208,731

     Notes receivable from officers                           700            -             -                          -         700
     Property and equipment, net                           15,629        1,300             -        156               -      17,085
     Investments                                           17,489            -             -          -               -      17,489
     Intangibles                                           19,050            -             -          -         210,000     229,050
     Other assets                                             238           94             -          -               -         332

                                                       -----------------------------------------------------------------------------
                  Total Assets                          $ 306,572     $ 10,269      $      -  $  (2,354)      $ 158,900   $ 473,387
                                                       =============================================================================

Liabilities and Shareholders' Equity:

Liabilities:
     Accounts payable and accrued expenses              $   2,971     $  1,773      $      -  $     234       $       -   $   4,978
     Accrued compensation and benefits                        888            -             -                          -         888
     Deferred revenue                                           -          692                      116               -         808
     Capital lease obligations, current                     3,274          554                     (352)              -       3,476
                                                       -----------------------------------------------------------------------------
                  Total Current Liabilities                 7,133        3,019             -         (2)              -      10,150

     Deferred revenue                                           -          209                       (4)              -         205
     Capital lease obligations, long term                   4,717          387                      (50)              -       5,054
                                                       -----------------------------------------------------------------------------

                  Total Liabilities                        11,850        3,615             -        (56)              -      15,409
                                                       -----------------------------------------------------------------------------
Shareholders' Equity:
     Preferred stock                                            -       18,648       (18,648)                         -           -
     Common stock                                              38          147          (147)                         -          38
     Additional paid-in capital                           435,435            -             -                    163,280     598,715
     Notes receivable from shareholders                    (1,125)         (24)            -                          -      (1,149)
     Unearned compensation                               (107,665)           -             -                          -    (107,665)
     Unrealized gain on investments                        14,489            -             -                          -      14,489
     Cumulative translation adjustment                          -            6            (6)                         -           -
     Accumulated deficit                                  (46,450)     (12,123)       12,123                          -     (46,450)
                                                       -----------------------------------------------------------------------------
                  Total Shareholders' Equity              294,722        6,654        (6,678)         -         163,280     457,978

                                                       -----------------------------------------------------------------------------
                  Total Liabilities and
                   Shareholders' Equity                 $ 306,572     $ 10,269      $ (6,678) $     (56)     $  163,280   $ 473,387
                                                       =============================================================================

                              CRITICAL PATH, INC

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (Unaudited)
                   (in thousands, except per share amounts)

                                                 Year ended December 31, 1998                  Six months ended June 30, 1999
                                     ----------------------------------------------    --------------------------------------------
                                      Critical                               Pro       Critical                              Pro
                                        Path     Amplitude   Adjustments    Forma        Path    Amplitude  Adjustments     Forma
                                     ----------------------------------------------    --------------------------------------------
Net revenues                         $     897    $  3,473  $       -    $   4,370     $   3,055  $  3,824  $       -    $   6,879

Cost of net revenues                    (2,346)     (1,426)         -       (3,772)       (6,337)   (1,179)         -       (7,516)
                                     ----------------------------------------------    --------------------------------------------

     Gross profit (loss)                (1,449)      2,047          -          598        (3,282)    2,645          -         (637)
                                     ----------------------------------------------    --------------------------------------------
Operating Expenses:
     Research and development            2,098       1,635          -        3,733         2,809     1,134          -        3,943
     Sales and marketing                 1,687       3,410          -        5,097         5,203     3,049          -        8,252
     General and administrative          3,814       1,777          -        5,591         4,241     1,996          -        6,237
     Amortization of intangible
      assets                                 -           -     53,450 (d)   53,450           550         -     26,725 (d)   27,275
     Stock-based expenses                2,400           -          -        2,400        19,819         -          -       19,819
                                     ----------------------------------------------    --------------------------------------------
     Total Operating Expenses            9,999       6,822     53,450       70,271        32,622     6,179     26,725       65,526

Loss from operations                   (11,448)     (4,775)   (53,450)     (69,673)      (35,904)   (3,534)   (26,725)     (66,163)
                                     ----------------------------------------------    --------------------------------------------

Interest and other income, net             (13)         67          -           54         1,989        28          -        2,017

                                     ----------------------------------------------    --------------------------------------------
Net loss                             $ (11,461)   $ (4,708) $ (53,450)   $ (69,619)    $ (33,915) $ (3,506) $ (26,725)   $ (64,146)
                                     ==============================================    ============================================

Pro forma net loss per share
 (unaudited) (e):

     Net loss per share - basic
      and diluted                                                        $   (3.89)                                      $   (2.66)
                                                                         ==========                                      ==========
     Weighted average shares -
      basic and diluted                 14,194                  3,697 (e)   17,891        19,994                4,107 (e)   24,101
                                     ==========                          ==========    ==========                        ==========

                              CRITICAL PATH, INC.
        NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
                                  (Unaudited)

          The following adjustments were applied to Critical Path's, Inc. ("Company") historical financial statements and those of Amplitude Software Corporation to arrive at the pro forma condensed consolidated financial information. The pro forma adjustments are based upon management's estimates and valuations of the intangible assets acquired.

          (a) Reflects adjustments to eliminate certain equity balances that were not acquired by the Company.

          (b) Reflects adjustments to certain assets, liabilities and equity to revalue the June 30, 1999 balances to their fair value as of August 31, 1999, the closing date of the acquisition, (i.e. the fair value of the net tangible assets at August 31, 1999 was estimated to be approximately $4.4 million).

          (c) The allocation of the estimated purchase price, assuming the acquisition occurred on June 30, 1999, for pro forma purposes, is as follows:

                  Cash paid                                       $  45,000,000
                  Value of Common Stock issued                      141,300,000
                  Value of options assumed                           22,000,000
                  Estimated acquisition costs                         6,100,000
                                                                  -------------
                           Total purchase price                   $ 214,400,000
                                                                  =============

                  Net tangible assets                             $   4,400,000
                                                                  -------------

                  Intangible assets:
                      Assembled workforce                             3,800,000
                      Customer base                                     600,000
                      Existing technology                             4,100,000
                      Goodwill                                      201,500,000
                                                                  -------------
                           Total purchase price allocation        $ 214,400,000
                                                                  =============

          (d) To record the amortization of: acquired assembled workforce totaling $3.8 million over the estimated period of benefit of two years, and the customer base totaling $600,000, existing technology totaling $4.1million, and goodwill totaling $201.5 million over the estimated period of benefit of four years, respectively.

          (e) Pro forma basic net loss per share for the year ended December 31, 1998 and the six months ended June 30, 1999 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the conversion of the Company's Series A and Series B Convertible Preferred Stock into shares of the Company's Common Stock effective upon the closing of the initial public offering as if such conversion occurred on January 1, 1998, or at date of original issuance, if later. Pro forma diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and potential common shares outstanding during the period if their effect is dilutive. Potential common shares comprise restricted Common Stock and incremental common and preferred
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          shares issuable upon the exercise of the stock options and warrants and upon conversion of Series A and B Convertible Preferred Stock. The adjustment to historical weighted average shares outstanding results from inclusion of actual shares issued in conjunction with the consummated acquisition as if such shares were outstanding from January 1, 1998. In accordance with the definitive purchase agreement, 10% of the stock consideration (approximately 410,725 shares) are held in a time-lapsing escrow and have been excluded from the pro forma basic and diluted net loss per share for the year ended December 31, 1998. However, for the six months ended June 30, 1999 these shares are no longer held in escrow due to the passage of time and, therefore, have been included in the pro forma basic and diluted net loss per share.